Exhibit 10.6

AMENDED AND RESTATED COLLABORATION AGREEMENT

This Amended and Restated Collaboration Agreement (this “Agreement”), dated as of May 7, 2025 (the “Effective Date”), is entered into by and between Kirkland’s, Inc., a Tennessee corporation (“Kirkland’s”), and Beyond, Inc., a Delaware corporation (“Beyond”) (each a “Party”, and together, the “Parties”).

RECITALS

WHEREAS, Kirkland’s and Beyond are party to that certain Collaboration Agreement, dated as of October 21, 2024 (the “Original Collaboration Agreement”), entered into for the purpose of engaging in various collaborative efforts and services regarding their respective business operations;

WHEREAS, concurrently herewith, Kirkland’s Stores, Inc., a Tennessee corporation and a subsidiary of Kirkland’s (“Borrower”), and Beyond have entered that certain Amended and Restated Term Loan Credit Agreement, dated as of May 7, 2025 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Amended Beyond Credit Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, Beyond have made additional term loans to Borrower in the aggregate principal amount of $5,232,405.54; and

WHEREAS, in connection with and as a condition to the consummation of the transactions contemplated by the Amended Beyond Credit Agreement , the Parties desire to amend and restate the Original Collaboration Agreement in its entirety, such amendment to become effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Original Collaboration Agreement as follows:

1. INTENT TO COLLABORATE. The Parties acknowledge and agree that each Party has entered into this Agreement for the purpose of engaging in collaborative efforts and business arrangements intended to be mutually beneficial to each Party and its respective Affiliates. Consistent with and for the express purpose of carrying out the foregoing, each Party shall have the rights and obligations set forth in this Agreement. Except as expressly set forth in this Agreement or any exhibit hereto, the arrangements set forth herein shall be non-exclusive and each Party shall be free to contract and associate with other parties for similar arrangements. For purposes of this Agreement, (a) an “Affiliate” of a Person shall mean any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, (b) “Control” (including its correlative meanings “under common Control with” and “Controlled by”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise, and (c) “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

2. OPERATING ARRANGEMENTS. During the Term, each Party shall engage in each of the following collaborative efforts (collectively, the “Operating Arrangements”):

(a) Collaboration and Joint Marketing: To the extent permitted by applicable law, the Parties shall engage in joint marketing, cross-marketing and other collaborative marketing efforts set forth on Exhibit A hereto and otherwise agreed to from time to time by the Parties in writing (the “Marketing Activities”). In furtherance thereof, each Party will provide the other Party reasonable access to certain mutually agreed upon Customer Information (as such term is defined in Exhibit A-1) related to their respective customers, to the extent permitted by the Parties’ respective privacy policies and applicable Privacy Laws (as such term is defined in Exhibit A-1). The Parties may also enter into similar customer data sharing arrangements with other third Persons, and the Parties, together with the third Persons sharing their Customer Information with the Parties, shall have access to and be permitted to use all of the shared Customer Information for the limited and specific purposes of the Marketing Activities, subject to applicable Privacy Laws and the terms and conditions of the Data Processing Addendum attached hereto as Exhibit A-1. To the extent either Party is not permitted by its privacy policy or Privacy Laws to share Customer Information immediately following the Effective Date, such Party shall use commercially reasonable efforts to amend such privacy policy and/or take all steps necessary under Privacy Laws in order to allow such Customer Information sharing as soon as reasonably practicable. The Parties shall cooperate and consult with each other in good faith with respect to the determination of whether a Party is permitted under its applicable privacy policies and Privacy Laws to share any or all of its Customer Information as contemplated by this Agreement. Any dispute between the Parties as to whether such sharing is permitted under applicable Privacy Laws or the steps that must be taken thereunder shall be submitted to a mutually agreed upon independent third-party for review and advice; provided, that such advice will be non-binding on the Parties.

(b) E-Commerce Support and Consulting: Kirkland’s may request Beyond to provide consulting services in support of and other support services in respect of Kirkland’s e-commerce platforms (in addition to those Beyond has otherwise agreed to provide pursuant to this Agreement). Beyond will consider in good faith any such request, and will use commercially reasonable efforts to provide such services to Kirkland’s in good faith subject to the availability of qualified personnel and in accordance with terms mutually agreed by the Parties. Such services may include various degrees of collaboration, coordination, and cross-functional design regarding warehousing, product distribution and fulfillment, including engagement and management of drop-shop partners, integration of pick and pack technology, inventory integration with retail stores for BOPIS, and may include the assumption by Beyond of operational responsibilities for Kirkland’s e-commerce websites which would occur, if applicable, on mutually agreed terms and will include reasonably collaboration by Beyond with Kirkland’s leadership team in connection with its operation of the e-commerce websites.

(c) Sale of Kirkland’s Products via BBB E-Commerce Channel: The Parties shall make available for sale on Beyond’s “Bed Bath & Beyond” online retail platform (currently located at https://www.bedbathandbeyond.com/) (“BBB E-Commerce Channel”) all Kirkland’s Products, including home décor, home furnishings, and gift products, on the terms and conditions set forth on Exhibit B-1 and Exhibit B-2 hereto. In the event of any conflict between the terms and conditions on Exhibit B-1 or Exhibit B-2 and the terms of this Agreement, the terms of this

Agreement shall supersede and control with respect to such conflicting terms. For purposes of this Agreement, “Kirkland’s Products” shall mean any and all products sourced by Kirkland’s for retail sale by a Kirkland’s-branded retail store or on any online marketplace under a Kirkland’s label or on-line store designation, provided that the foregoing shall not include de minimis miscellaneous products or de minimis limited run items designated by Kirkland’s for in-store only distribution.

(d) Neighborhood Retail Stores; License Agreement: The Parties shall continue to carry out the pilot program initiated pursuant to the Original Collaboration Agreement for the conversion of certain existing Kirkland’s retail stores to “Bed, Bath & Beyond” and “Overstock Outlet and Returns” retail locations retail locations on the terms set forth on Exhibit C-1 hereto. The Parties acknowledge that, in accordance with the Original Collaboration Agreement, they entered into a License Agreement, a copy of which is attached hereto as Exhibit C-2 (the “License Agreement”), pursuant to which Beyond has granted Kirkland’s (i) an exclusive right and license to operate licensed retail locations in an in-store format ranging from 7,000 to 15,000 sq. ft. per store location (which shall, for avoidance of doubt, exclude any “shop-within-a-shop”) (such format, a “Neighborhood Format”) under the “Bed, Bath & Beyond” brand; and (ii) a non-exclusive right and license to operate licensed retail locations in a Neighborhood Format for “overstock.com”, in each case as further set forth in the License Agreement. The Parties agree to execute an amendment to the License Agreement, in the form attached hereto as Exhibit C-3, pursuant to which Beyond will license to Kirkland’s certain of Beyond’s buybuyBABY and Bed Bath & Beyond Home trademarks for use in connection with Neighborhood Format stores in accordance with the terms set forth therein.

(e) Use of Beyond Marks for Shop-within-a-Shops in Kirkland’s Retail Stores: In accordance with the License Agreement, Kirkland’s shall have the right to utilize “Bed, Bath & Beyond” and certain other related brand elements for the purpose of creating “Bed, Bath & Beyond” shop-within-a-shops in certain Kirkland’s retail locations mutually selected by the Parties, and in the size and format mutually agreed by the Parties, which may include a pop-up-shop, semi-permanent shop in shop, designated merchandised or branded areas within stores, and end-caps. Kirkland’s will be permitted to accept the applicable “Bed, Bath & Beyond” or similarly branded coupons issued or approved by Beyond (if any) within its stores for Licensor Products (as defined in the License Agreement) or Kirkland’s Products sold through Kirkland’s “Bed, Bath & Beyond” branded retail stores. Beyond shall use commercially reasonable efforts to facilitate introductions to Kirkland’s of manufacturers or authorized distributors of any products sold by Licensor through the BBB E-Commerce Channel or otherwise sold by Beyond under the “Bed-Bath and Beyond” brand, to the extent that Kirkland’s is not an authorized retailer of such products.

(f) Surplus Sales of Kirkland’s Products – Online Retail: The Parties shall make available for sale certain aged or surplus Kirkland’s Products through Beyond’s affiliated online retail marketplace Overstock.com (currently located at https://www.overstock.com/) on the terms and conditions set forth on Exhibit D hereto. In furtherance thereof, Kirkland’s agrees to make available for sale on Overstock.com all of its inventory of Kirkland Products that are surplus or over 180 days of age. Kirkland’s shall not. directly or indirectly, offer for sale on any other online retail marketplace or e-commerce channel any such aged or surplus Kirkland’s Products unless Beyond declines to place them for sale on Overstock.com. For purposes of this paragraph and Exhibit D, “Kirkland’s Products” shall also include any product sourced by Kirkland’s for retail sale in a Neighborhood Format licensed store brand. In the event of any conflict between the terms and conditions on Exhibit D and the terms and conditions of this Agreement, this Agreement shall supersede and control.

(g) Sourcing Support: Beyond may request Kirkland’s to provide Beyond with sourcing support services in support of Beyond’s e-commerce platforms (currently Overstock.com and the BBB E-Commerce Channel). Kirkland’s will consider in good faith any such request, will use commercially reasonable efforts to provide such sourcing support services to Beyond in good faith subject to the availability of qualified personnel, and in accordance with terms mutually agreed by the Parties.

(h) Inventory: The Parties acknowledge and agree that Beyond currently holds, and may in the future hold, inventory (“Beyond Inventory”) that the Parties determine could be sold by Kirkland’s, whether in a Neighborhood Format retail location established by Kirkland’s hereunder, in an existing Kirkland’s branded retail location, or otherwise by Kirkland’s via e-commerce or omni channel method. At any time, and from time to time during the term of the Collaboration Agreement, Kirkland’s may request to take title to and possession of Beyond Inventory mutually identified by Kirkland’s and Beyond for sale in a Kirkland’s retail channel (including any Neighborhood Format location established hereunder), and Beyond may elect, in its sole discretion, to transfer title to and possession of such Beyond Inventory to Kirkland’s on terms and conditions as the Parties may mutually agree. In all cases, to the extent title is transferred to Kirkland’s, such transfer of Beyond Inventory shall be free and clear of all liens and restrictions in favor of third-parties, including any restrictions on Kirkland’s’ ability to advertise and market the sale of, and sell through, such Beyond Inventory (for the avoidance of doubt, nothing in this Section 2(h) shall release, impair or otherwise modify any liens or restrictions arising under the Amended Beyond Credit Agreement or in favor of the ABL Lender arising under the ABL Credit Agreement (each as defined in the Amended Beyond Credit Agreement)), such that Kirkland’s is permitted to sell such Beyond Inventory in the ordinary course of business, consistent with past practice, unless otherwise mutually agreed in writing.

(i) Agreement to Purchase Kirkland Trademarks: Concurrent with the execution of this Agreement, the Parties shall enter into a purchase agreement (the “Purchase Agreement”) in the form attached hereto as Exhibit G, pursuant to which the Parties have agreed that Beyond will purchase from Kirkland’s all of Kirkland’s right, title and interest in and to its trademarks and domain names comprised of or containing the element KIRKLAND (the “Kirkland’s Brand”), for a price of Five Million Dollars ($5,000,000), the consummation of which is conditioned upon the release of all liens on the Kirkland’s Brand (other than the liens held by Beyond). Upon the closing of the transactions contemplated by the Purchase Agreement and the assignment of the Kirkland’s Brand to Beyond, the License Agreement shall be amended, such that Beyond shall license the Kirkland’s Brand to Kirkland’s in connection with Kirkland’s operation of its then existing, Kirkland’s-branded retail stores and e-commerce websites (except to the extent that any such e-commerce websites are then operated by Beyond), and any other retail stores or e-commerce websites approved by Beyond in its sole discretion.

(j) Business Improvement and Branding: The Parties agree to collaborate with each other and to implement improvements to Kirkland’s business operations and brand in accordance with Exhibit E hereto.

(k) Other Collaboration: The Parties acknowledge and agree that the foregoing Operating Arrangements are not intended to be exhaustive and each Party and its Affiliates may engage with the other Party and its Affiliates with respect to other collaborative measures as may be mutually agreed from time to time. As part of such other collaboration activities Beyond shall use commercially reasonable efforts to introduce Kirkland’s to Beyond’s product and business vendors. Upon Kirkland’s request, Beyond will consider in good faith and discuss with Kirkland’s opportunities for further collaboration between the Parties with respect to other e-commerce retail operations or brands owned or controlled from Beyond and not included in the Operating Arrangements at such time. In addition, from and after the Effective Date and during the Term, upon request by Beyond, Kirkland’s shall make available certain merchandising services, including product sourcing, selection, supply chain and inventory management for the support of BBB E-Commerce Channel, on terms and conditions, including compensation and reimbursement, to be mutually agreed upon by the Parties in good faith upon such request from Beyond, which terms shall be memorialized by amendment to this Agreement or any exhibit hereto. In connection with and in furtherance of the foregoing, including with respect to the opening of Neighborhood Format retail locations as set forth herein, the Parties agree to collaborate together to improve efficiency, expand common vendor relationships, reduce costs and improve operating results particularly in areas of marketing, merchandising and omni channel customer experience.

(l) Product Availability: The Parties acknowledge that the Operating Arrangements set forth herein are subject to product availability and, except as may otherwise be agreed in writing with respect to any particular purchase order or other document, do not constitute commitments or guarantees of supply by one Party to the other.

(m) Kirkland’s and Beyond Joint Business Planning: To assist in planning and support execution of the Operating Arrangements, Kirkland’s and Beyond senior leadership along with the Review Committee (as defined below) or designees thereof will meet at a cadence mutually agreed to by the Parties to discuss progress of this Agreement, including without limitation progress and review of the Operating Arrangements, joint marketing programs and requirements and other material terms related to the Operating Arrangements set forth in this Agreement.

(n) Review Meetings: The Parties will establish a calendar of regular meetings between representatives of each Party (each, a “Review Meeting”). Each Review Meeting will be comprised of three (3) individual representatives of each respective Party (collectively, the “Review Committee”) or such other number of individual representatives of each Party as is mutually agreed by the Parties. The Review Committee shall assist and be responsible for oversight and planning with respect to each Operating Arrangement and for reviewing and resolving any Business Issues (as defined in Section 2(o)(i) below) with respect to this Agreement in accordance with its role as set forth in Section 2(o). The Review Committee may develop and establish guidelines and governance rules for management and resolution of matters within its responsibility, and delegate such matters to subcommittees that the Review Committee appoints from time to time. Each Party’s Review Committee appointees will be chosen by that

Party in its sole discretion. The Review Committee shall hold in-person, telephonic or virtual meetings at least quarterly at times, dates, and locations (if in-person) to be mutually agreed upon in advance by the Review Committee members at the immediately preceding Review Meeting. To the extent commercially practicable, the Parties agree to alternate the in-person meeting locations between the office locations of each of the Parties. In addition, meetings of the Review Committee may be called by either Party at any time upon written notice delivered to the other Party at least fifteen (15) days prior to the proposed meeting date; provided that: (A) it has submitted in writing to the other Party a description of the matters it would like to discuss during such ad hoc meeting; and (B) the other Party agrees these matters should be discussed ahead of the next regularly scheduled meeting of the Review Committee. While the Parties may mutually agree to commit their Review Committee members to attend the meetings in person, all Review Meetings also may be held, and individual Review Committee members may attend, by audio or video teleconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Each Party shall be responsible for all of its own expenses in participating in any Review Meetings.

(o) Business Issue Resolution:

(i) The Review Committee shall use commercially reasonable efforts to resolve any dispute between the Parties with respect to the Operating Arrangements or otherwise arising under this Agreement and impact thereof on the respective Parties, including material unforeseeable changes in the marketplace for each Party’s respective products, limitations on availability of such products, material marketing program terms and requirements, and any modifications to the Operating Arrangements as permitted or otherwise contemplated herein as a result of any of the foregoing (each, a “Business Issue”). The members of the Review Committee will consult and negotiate with each other in good faith to find a mutually agreeable solution.

(ii) If the Review Committee cannot resolve such Business Issue within thirty (30) days after such Business Issue has been presented to the Review Committee, then any Review Committee member may present the Business Issue to an appropriate member of Beyond’s senior leadership team, or such member’s designee, and an appropriate member of Kirkland’s senior leadership team, or such member’s designee, who shall consult and negotiate with each other in good faith to find a mutually agreeable solution. If such members of the Parties’ senior leadership team or their designees are unable to resolve the Business Issue within an additional thirty (30) day period from the date of presentation to them, they may submit the Business Issue to the Chief Executive Officer of Kirkland’s and the Executive Chairman of Beyond for resolution. No recommendations of the Review Committee shall be binding on either Party. If a Business Issue has been referred to the Chief Executive Officer of Kirkland’s and the Executive Chairman of Beyond for resolution, then the Chief Executive Officer of Kirkland’s and the Executive Chairman of Beyond will meet, consult, and negotiate with the other in good faith to resolve such Business Issue. If they are unable to agree upon a resolution of the Business Issue within ten (10) days of the date of presentation to them, the Business Issue, either Party may seek to resolve such Business Issue in accordance with Section 9(d).

3. COLLABORATION FEES.

(a) Collaboration Fee: Kirkland’s will pay to Beyond a quarterly fee in arrears equal to 0.50% of Kirkland’s’ retail brick-and-mortar revenue (excluding e-commerce) as determined in accordance with GAAP for each fiscal quarter (the “Collaboration Fee”) (provided that with respect Collaboration Fees accrued during the period running from February 2, 2025 through May 3, 2025, the Collaboration Fee percentage is 0.25%). The Collaboration Fee shall continue to accrue from the date set forth in the Original Collaboration Agreement (such accrual having begun on February 2, 2025), with the initial Collaboration Fee due to be paid following the date hereof within 60 days following the end of the fiscal quarter ending August 2, 2025. Kirkland’s obligation to pay the Collaboration Fee shall be automatically extended for two additional years following the effective date of expiration or termination of this Agreement if any of the promissory notes issued under the Amended Beyond Credit Agreement remain outstanding and unpaid as of the expiration or termination of this Agreement.

(b) Incentive Fee: In addition to the Collaboration Fee, Kirkland’s shall pay Beyond an incentive fee (the “Incentive Fee”) on a monthly basis equal to 1.5% of the amount by which Kirkland’s last twelve months’ (LTM) e-commerce revenue (defined for this purpose as online sales originated and processed through Kirklands.com, including BOPIS) as determined in accordance with GAAP, as of the last day of any fiscal month exceeds the Company’s LTM e-commerce revenue for the LTM period most recently ended on the immediately preceding fiscal month-end prior to the date of this Agreement. For illustrative purposes, an illustration of the calculation of the Incentive Fee is attached hereto as Exhibit F. Kirkland’s obligation to pay the Incentive Fee shall thereafter remain in effect through the Term.

(c) Payment: The Collaboration Fee payment shall be due and payable by Kirkland’s not later than 60 days following the immediately preceding fiscal quarter with respect to which a Collaboration Fee is payable. The Incentive Fee shall be due and payable by Kirkland’s not later than 60 days following the immediately preceding fiscal month with respect to which an Incentive Fee is payable.

(d) Late Payments: Each Party shall pay interest on any amounts owed by it but not paid by the applicable due date at a rate equivalent to the lesser of the applicable Prime Rate per annum or the maximum rate of interest allowable under applicable law, accruing from the date due to the date paid. For purposes herein, the “Prime Rate” shall mean the consensus prime rate of U.S. commercial banks in effect for the applicable period, as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

(e) Amounts Added to Credit Facility: Concurrently with the effectiveness of this Agreement, $232,405.54 of fees and other amounts accrued through May 3, 2025 pursuant to the Original Collaboration Agreement and not yet paid were converted to Additional Term Loans outstanding pursuant to the Amended Beyond Credit Agreement and thereafter are subject to and payable in accordance with the terms and conditions contained therein. Without limiting Beyond’s review and audit rights under Section 3(g) below, the Parties acknowledge and agree that for purposes of this Agreement, the foregoing amount added to the borrowings under such credit facility shall be deemed to have been paid to Beyond hereunder as of such date.

(f) Review and Audit: Each Party will prepare and maintain throughout the Term and for 3 years thereafter, as applicable and in such manner as will allow its accountants to audit same in accordance with generally accepted accounting principles, separate, complete and accurate books of accounts and records sufficient to support and verify the calculation of the Collaboration Fee and the Incentive Fee, and otherwise covering all transactions arising out of or relating to this Agreement. Such books and records may be inspected by a duly authorized representative of the other Party no more than twice in any calendar year (or more frequently, if an underpayment is found) for verification of such payments or of compliance with other aspects of this Agreement. The auditing Party representative will treat as confidential all relevant books and records. In the event such audit reveals an underpayment by a Party, such Party will within thirty (30) days’ pay the amount in excess of the fees actually paid together with interest accrued from the date such amounts were originally due in accordance with Section 3(d) above. In the event an audit reveals an overpayment by a Party, then such Party may reduce any future payment due to the other Party under this Agreement or the License Agreement by an amount equal to such overpayment. If the overpayment is not recouped within three (3) months, such Party may request reimbursement of any remaining overpaid amounts from the other Party, in which case, the other Party may make such payment within thirty (30) days following the request.

(g) Fiscal Periods: References to fiscal periods herein with respect to a Party shall mean such periods as reported within such Party’s audited financial statements.

4. CONFIDENTIAL INFORMATION.

(a) Confidentiality Restrictions. All non-public, confidential information of either Party (“Confidential Information”), including, but not limited to, such information about such Party’s business affairs, plans, forecasts, products, services, software, equipment, designs, prices, reports, processes, methodologies, confidential intellectual property, trade secrets, third-party confidential information, customer lists, marketing materials, and any other business information, in any form, disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, or otherwise learned by the Receiving Party, in connection with this Agreement, and whether or not marked, designated, or otherwise identified as “confidential,” shall be maintained as confidential by the Receiving Party, be used solely as necessary in performing the Receiving Party’s obligations or exercising the Receiving Party’s rights this Agreement and may not be disclosed or copied by the Receiving Party unless authorized by the Disclosing Party in writing. The Receiving Party will limit dissemination of any such Confidential Information (i) within its own organization to individuals whose duties justify the need to know such information; and (ii) to such other third parties and/or subcontractors of the Receiving Party, required in the Receiving Party’s performance, necessarily requiring any such Confidential Information. The Receiving Party shall be responsible for any disclosure or misuse of Confidential Information by any person to whom or to which the Receiving Party makes Confidential Information available. The Receiving Party shall not use the Confidential Information of the Disclosing Party for its own use nor for any third party (other than as designated by the Disclosing Party in writing) for any purpose whatsoever except in the performance of the Receiving Party’s obligations or exercise of the Receiving Party’s rights under this Agreement. The Receiving Party shall protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the

Receiving Party would protect its own Confidential Information, but in no event with less than a reasonable degree of care. Confidential Information does not include any information that: (i) is or becomes generally available to the public other than as a result of the Receiving Party’s breach of this Agreement; (ii) is obtained by the Receiving Party on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (iii) was in its possession prior to the Disclosing Party’s disclosure hereunder without a duty of confidentiality; or (iv) was or is independently developed by the Receiving Party without using or referencing any of the Disclosing Party’s Confidential Information.

(b) Compelled Disclosures. If the Receiving Party is compelled by applicable law to disclose any of the Disclosing Party’s Confidential Information, then, to the extent permitted by applicable law, the Receiving Party shall: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy; and (b) provide reasonable assistance to the Disclosing Party, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section, the Receiving Party remains required by law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that the Receiving Party is legally required to disclose and shall use commercially reasonable efforts to obtain assurances that confidential treatment will be given to such information.

(c) Continuing Obligations. The Receiving Party shall be responsible for any breach of this Section 4 caused by any of its employees, contractors, agents, or representatives. Each Party’s obligations under this Section 4 will survive termination or expiration of this Agreement until the later of (i) five (5) years or (ii) two (2) years following the last to expire of the Operating Arrangements, except for Confidential Information that constitutes a trade secret under any applicable law, in which case, such obligations shall survive for as long as such Confidential Information remains a trade secret under such law.

5. REPRESENTATIONS AND WARRANTIES; DISCLAIMERS.

(a) Mutual. Each Party represents and warrants to the other Party that: (a) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder; and (b) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b) Limited Warranties: Neither Party makes any guarantee, warranty or representation with respect to its products or services on behalf of the other Party to such other Party’s customers or other persons. All warranty claims for a Party’s products and services received by the other Party shall be processed in accordance with Kirkland’s or Beyond’s warranty procedures, as applicable.

(c) Disclaimer of Warranties:

(i) EXCEPT AS EXPLICITLY SET FORTH ABOVE OR IN ANY EXHIBIT HERETO, NEITHER KIRKLAND’S, NOR ANY PERSON ON KIRKLAND’S BEHALF, HAS MADE OR MAKES FOR BEYOND’S BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF (I) MERCHANTABILITY; (II) FITNESS FOR A PARTICULAR PURPOSE; (III) TITLE; OR (IV) NON-INFRINGEMENT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. BEYOND ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY KIRKLAND’S, OR ANY OTHER PERSON ON KIRKLAND’S BEHALF.

(ii) EXCEPT AS EXPLICITLY SET FORTH ABOVE, NEITHER BEYOND, NOR ANY PERSON ON BEYOND’S BEHALF, HAS MADE OR MAKES FOR BEYOND’S BENEFIT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING ANY WARRANTIES OF (I) MERCHANTABILITY; (II) FITNESS FOR A PARTICULAR PURPOSE; (III) TITLE; OR (IV) NON-INFRINGEMENT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. KIRKLAND’S ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY BEYOND, OR ANY OTHER PERSON ON BEYOND’S BEHALF.

6. limitation of liability. WITHOUT LIMITING EACH PARTY’S LIABILITY UNDER THE LICENSE AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT ENTERED INTO BY THE PARTIES ON CONNECTION WITH THE OPERATING ARRANGEMENTS, EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OBLIGATIONS IN SECTION 4, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF USE, BUSINESS, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. TERM, TERMINATION AND EFFECT THEREOF.

(a) Effective Date and Term: This Agreement shall become effective on the Effective Date, and shall continue for an initial term of seven (7) years from the effective date of the Original Collaboration Agreement, which was October 21, 2024 (“Initial Term”). Upon completion of the Initial Term, this Agreement may be extended on mutually agreed terms for successive periods (any such period, a “Renewal Term” and collectively, the “Term”).

(b) No Termination without Cause: The Parties agree that this Agreement may not be terminated without cause, other than by the mutual agreement of the Parties.

(c) Termination for Cause: If a Party commits a material breach of this Agreement, the other Party may terminate this Agreement by giving notice of said breach and termination to the breaching Party, such termination to be effective thirty (30) days following receipt of such notice delivered in the manner set forth in Section 9(c) below. During such thirty (30) day period, the breaching Party shall have the opportunity to cure its breach. If the breaching Party cures its breach to the reasonable satisfaction of the non-breaching Party, any such cure will operate to cancel the non-breaching Party’s termination notice. Moreover, if a Party materially breaches this Agreement on two or more occasions, regardless of cure thereof, and invokes its right to cure a third material breach hereof, the non-breaching Party may reasonably refuse to accept the breaching Party’s tender of its cure.

(d) Effect of Termination: Upon termination of this Agreement, except as otherwise mutually agreed in connection with such termination, each Party shall immediately and without delay cease and desist from holding itself out to the public in any fashion or manner as in active collaboration with the other, shall thereupon promptly remove and cease to utilize each other’s trademark or name in connection with their respective business, signs or advertising materials of any kind, except as otherwise permitted in the License Agreement.

(e) Bankruptcy; Change of Control: Either Party may terminate this Agreement upon written notice to the other Party upon (i) insolvency of such other Party; (ii) assignment by such other Party for the benefit of creditors; (iii) institution of proceedings by or against such Party in bankruptcy or reorganization; (iv) appointment of a receiver of either Party; or (v) transfer or sale of all or substantially all of such other Party’s business or assets or any change in the ownership of more than fifty percent (50%) of the voting capital stock of such other Party. The Parties acknowledge and agree that in the event either Party commences a proceeding under Title 11 of the United States Code (the “Bankruptcy Code”), this Agreement (i) shall be deemed to be an executory contract within the meaning of Section 365 of Bankruptcy Code, (ii) is personal to each of the Parties and an agreement of the type described by Sections 365(c)(1) and 365(e)(2)(A) of the Bankruptcy Code; and (iii) as set forth in Section 9(b) below may not be assumed or assigned.

8. RIGHT OF FIRST OFFER; RIGHT OF FIRST REFUSAL. From and after the Effective Date and during the Term, in the event Beyond acquires the right to operate any other retail store brand not presently owned or operated by Beyond as of the Effective Date, and (i) Beyond desires that such store brand would be operated on a Neighborhood Format basis, Beyond shall provide Kirkland’s notice of Beyond’s intent to initiate in-store sales under such retail store brand and Kirkland’s shall have the first option, exercisable within sixty (60) days of such notice, to become Beyond’s exclusive brick-and-mortar partner for licensed in-store retail locations in a Neighborhood Format on such terms and conditions as the Parties may mutually agree (any such agreement to be on market terms that are negotiated in good faith); and (ii) at any other time, Kirkland’s shall have the right to request to operate such retail store brand within a Neighborhood Format store owned and operated by Kirkland’s, which shall be considered by Beyond in good faith, on such terms and conditions as the Parties may mutually agree (any such agreement to be on market terms that are negotiated in good faith).

9. MISCELLANEOUS PROVISIONS.

(a) Independent Contractor: Neither Party is and shall not represent itself to be a subsidiary, affiliate, legal representative, agent, employee, or partner of the other Party or otherwise connected with the other Party, except as an independent distributor of the Kirkland’s Products and Licensor Products, respectively, and neither Party shall have the authority to assume, create or incur any obligation or liability on behalf of the other Party.

(b) Assignment: This Agreement shall not be assigned by either Party and any assignment or attempted assignment by the other Party in violation of the foregoing shall be void.

(c) Notices: All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth below (or to such other address that may be designated by the receiving Party from time to time in accordance herewith). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only: (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

Beyond shall send notices to Kirkland’s as follows:

Kirkland’s, Inc.

5310 Maryland Way

Brentwood, Tennessee 37027

Attn: Amy Sullivan, President, Chief Executive Officer

W. Michael Madden, Executive Vice President and Chief Financial Officer

Kirkland’s shall send notices to Beyond as follows:

Beyond, Inc.

433 W Ascension Way Suite 300

Murray, UT 84123

Attention: Melissa Smith, General Counsel and Corporate Secretary

(d) Governing Law; Forum; Waiver of Jury Trial: This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of law provisions of Delaware, and any action or proceeding arising out of, or related to, this Agreement or the Products, including any action or proceeding related to any Business Issue that remains unresolved following compliance with the dispute resolution mechanism of Section 2(o) with respect to Business Issues, shall only be brought in an appropriate state or federal court in Delaware. The Parties expressly consent to venue in Delaware and to the personal jurisdiction of the Delaware courts. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY

ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(e) Waiver: Failure of either Party to enforce or exercise any of its rights with respect to any provisions hereof against the other Party shall not constitute a waiver thereof nor shall it in any way affect the validity of this Agreement or act as a bar to such Party’s subsequent enforcement or exercise of any right created hereby. The exercise or enforcement by either Party of any of its rights hereunder shall not preclude or prejudice such Party from thereafter exercising the same or any other right which it may have under this Agreement.

(f) Headings; Construction: The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the context requires. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. All references to dollars or “$” in this Agreement will be to U.S. dollars. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either Party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.

(g) Successors and Assigns: This Agreement is entered into solely between, and may be enforced only by, the Parties and their successors and permitted assigns, and this Agreement shall not be deemed to create any rights in third parties, including, without limitation, suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

(h) Severability: If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative, or unenforceable, the remainder of this Agreement shall not be affected by such determination, and the remainder of this Agreement shall be given effect as if the invalid, inoperative, or unenforceable provision had not been included in this Agreement.

(i) Survival: The provisions of Sections 4, 5, 6, 7(d), and 9, and any other provisions in this Agreement or any exhibit hereto that are expressly stated to survive, or by implication are intended to survive, shall survive the expiration or termination of this Agreement for any reason. Termination or expiration of this Agreement shall not relieve either Party of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(j) Cumulative Remedies. In the event of such breach or threatened breach, the other Party will be entitled to seek equitable relief. Except as expressly set forth in this Agreement, the right and remedies under this Agreement are cumulative and in addition to any other rights or remedies available at law or in equity or otherwise.

(k) Entire Agreement and Modification: Except as otherwise set forth herein, the Parties agree that this Agreement, including the Exhibits hereto, contains the entire agreement between the Parties and there are no other oral statements, representations, warranties or other agreements between the Parties. This Agreement can only be modified, amended or supplemented in writing signed by authorized representatives of both Parties. In the event of a conflict between the terms and conditions set forth in the body of this Agreement and the terms and conditions set forth in any Exhibit hereto, the terms and conditions set forth in the Exhibit shall govern and control.

(l) Effect of Amendment. For the avoidance of doubt this Agreement is effective between the Parties from and after the Effective Date, and nothing herein waives or modifies any rights or obligations of the Parties under the Original Collaboration Agreement that accrued prior to the Effective Date hereof (including with respect to any fees or amounts owed by any Party thereunder prior to the Effective Date), other than the addition of certain amounts owed under the Original Collaboration Agreement to amounts outstanding under the Amended Beyond Credit Agreement, in lieu of payment thereof hereunder, in accordance with Section 3(b).

(m) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different Parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract between the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of Parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

KIRKLAND'S, INC.	BEYOND, INC.

By: /s/ W. Michael Madden	By: /s/ Marcus Lemonis
Name: W. Michael Madden	Name: Marcus Lemonis
Title: Executive Vice President and Chief Financial Officer	Title: Executive Chairman

Address of Principal Place of Business:	Address of Principal Place of Business:
5310 Maryland Way	433 W Ascension Way Suite 300
Brentwood, Tennessee 37027	Murray, Utah 84123